Exhibit 5

JOINDER TO SHAREHOLDERS AGREEMENT

This Joinder Agreement (this “Joinder Agreement”) is made as of October 1, 2007 by Quadrangle NTELOS Holdings II LP (the “Joining Party”) and NTELOS Holdings Corp. (the “Company”) under the Amended and Restated Shareholders Agreement dated as of February 13, 2006 (the “Shareholders Agreement”) among the Company, Quadrangle Capital Partners LP, Quadrangle Select Partners LP, Quadrangle Capital Partners-A LP, Citigroup Venture Capital Equity Partners, L.P., CVC/SSB Employee Fund, L.P., CVC Executive Fund LLC and the other parties listed on the signature pages thereof, as the same may be amended from time to time.  Capitalized terms used, but not defined, herein shall have the meaning ascribed to such terms in the Shareholders Agreement.

The Company and the Joining Party hereby acknowledge, agree and confirm that, by their execution of this Joinder Agreement, the Joining Party shall be deemed to be a party to the Shareholders Agreement as of the date hereof and shall have all of the rights and obligations of a Permitted Transferee of a Quadrangle Entity thereunder as if it had executed the Shareholders Agreement.  The Joining Party hereby ratifies, as of the date hereof, and agrees to be bound by, all of the terms, provisions and conditions contained in the Shareholders Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Joinder Agreement as of the date written above.

NTELOS HOLDINGS CORP.

By:

___________________________________

Name:

_____________________________

Title:

_____________________________

QUADRANGLE NTELOS HOLDINGS II LP

By: Quadrangle NTELOS GP LLC, as its General

Partner

By: _________________________________

Name:

_____________________________

Title:

Authorized Person

Address for Notices:

Quadrangle Capital Partners II LP

375 Park Avenue

New York, New York 10152

Fax: (212) 418-1701